EXHIBIT 10.4
BRUSH ENGINEERED MATERIALS INC.
AMENDED AND RESTATED EXECUTIVE DEFERRED COMPENSATION PLAN II
ARTICLE 1
PURPOSE
     The Brush Engineered Materials Inc. Executive Deferred Compensation Plan II (the “Plan”), adopted by the Board on December 7, 2004, for years beginning after December 31, 2004, is maintained for the purpose of providing deferred compensation to eligible employees, which plan is intended to be a non-qualified deferred compensation arrangement for a select group of management and highly compensated employees. Effective January 1, 2008, the Plan is amended and restated in the form of this Amended and Restated Executive Deferred Compensation Plan II to provide as follows:
ARTICLE 2
DEFINITIONS
     The following terms shall have the following meanings described in this Article unless the context clearly indicates another meaning. All references in the Plan to specific Articles or Sections shall refer to Articles or Sections of the Plan unless otherwise stated.
     2.1 Account means the record or records established for each Participant in accordance with Section 5.1.
     2.2 Annual Excess Compensation means for a Plan Year a Participant’s Base Salary for services performed during the Plan Year, performance compensation payable in the Plan Year under the Brush Engineered Materials Inc. and Subsidiaries Management Performance Compensation Plan, and incentive compensation payable in cash and cash equivalents in the Plan Year under the Brush Engineered Materials Inc. and Subsidiaries Long-Term Incentive Plan, whether or not such compensation is reportable on Form W-2 for the Plan Year, but only to the extent that such compensation exceeds the limit imposed on compensation taken into account under the Brush Engineered Materials Inc. Savings and Investment Plan by reason of Code Section 401(a)(17) as determined by the Plan Administrator.
     2.3 Base Salary means for a Plan Year the annual cash compensation relating to services performed during such Plan Year, whether or not paid in such Plan Year or included on the Federal Income Tax Form W-2 for such year, excluding bonuses, commissions, overtime, special awards, tax planning stipends, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.
     2.4 Board means the Board of Directors of Company.
     2.5 Bonus means for a Plan Year any compensation payable in the form of cash to a Participant with respect to the Plan Year pursuant to the Brush Engineered Materials Inc. and Subsidiaries Management Performance Compensation Plan, whether or not paid in a calendar year or included on the Federal Income Tax Form W-2 for a calendar year.
     2.6 Code means the Internal Revenue Code of 1986, as amended.
     2.7 Company means Brush Engineered Materials Inc., an Ohio corporation.
     2.8 Compensation Committee means the Compensation Committee of the Board or, at any time that no such committee exists, the Board.
     2.9 Deferred Compensation means the portion of a Participant’s Base Salary or Bonus allocated to the Participant’s Account in accordance with Section 4.1.
     2.10 Election Agreement means the written agreement entered into by an Employee, which shall be irrevocable, pursuant to which the Employee becomes a Participant in the Plan and makes an election relating to Deferred Compensation and the period over which Deferred Compensation and Nonelective Deferred Compensation and investment return thereon will be paid.
     2.11 Employee means, with respect to each Employer, management and highly compensated employees.
     2.12 Employer means the Company and any other corporation in a controlled group of corporations (under Code Section 414(b)) of which Company is a member which, with the authorization of the Board, adopts the Plan for the benefit of its employees pursuant to resolution of its board of directors.
     2.13 Nonelective Deferred Compensation means a Participant’s nonelective deferred compensation allocated to the Participant’s Account in accordance with Section 5.1.
     2.14 Participant means an Employee or former Employee of an Employer who has met the requirements for participation under Section 3.1 and who is or may become eligible to receive a benefit from the Plan or whose beneficiary may be eligible to receive a benefit from the Plan.
     2.15 Plan means the plan, the terms and provisions of which are herein set forth, and as it may be amended or restated from time to time, designated as the “Brush Engineered Materials Inc. Executive Deferred Compensation Plan II.”
     2.16 Plan Administrator means the Company.
     2.17 Plan Year means the period beginning on January 1 and ending on December 31 of each year.

     2.18 Separation from Service means a termination of employment with the Company and all entities with which the Company would be considered a single employer under Section 414(b) and 414(c) of the Code in a manner such as to constitute a separation from service as defined under Section 409A of the Code; provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation.
     2.19 Trust means any domestic trust that may be maintained in the United States pursuant to Article 8.
     2.20 Valuation Date means the last business day of each calendar month.
ARTICLE 3
PARTICIPATION
     3.1 Eligibility. An Employee shall be eligible to participate in the Plan if he or she is an Employee designated as eligible by the Compensation Committee. Individuals not specifically designated by the Compensation Committee are not eligible to participate in the Plan.
     3.2 Participation. An Employee shall become a Participant as of the date he or she satisfies the eligibility requirements of Section 3.1 and completes all administrative forms required by the Plan Administrator. A Participant’s participation in the Plan shall terminate upon Separation from Service or upon such other events as determined by the Compensation Committee.
ARTICLE 4
BENEFITS
     4.1 Deferred Compensation. Subject to any limitations established by the Compensation Committee or the Plan Administrator, a Participant may elect for a Plan Year to have his or her Base Salary and/or Bonus deferred in any amount not to exceed (i) the Participant’s Base Salary in excess of the dollar limitation provided for under Code Section 401(a)(17) as determined by the Plan Administrator, except that this dollar limitation will not be applied with respect to the 2005 Plan Year, and (ii) the Participant’s full Bonus, less applicable tax withholding, and to have that amount credited to his or her Account as Deferred Compensation. Deferred Compensation shall be credited to a Participant’s Account monthly.
     4.2 Nonelective Deferred Compensation. There shall be credited to each Participant’s Account for each Plan Year an amount equal to three percent of his or her Annual Excess Compensation, or such other percent as may be established from time to time by action of the Board to maintain parity with the matching contribution rate available under the Brush Engineered Materials Inc. Savings and Investment Plan. Moreover, the Compensation Committee may in its discretion determine for any Plan Year to make an additional credit to a Participant’s Account as Nonelective Deferred Compensation, which amount may be a different amount or percentage (including no amount) for each Participant, as the Compensation

Committee shall in its sole and absolute discretion determine. Nonelective Deferred Compensation shall be credited to a Participant’s Account monthly.
     4.3 Election Procedures.
     (a) Except as provided in paragraphs (b) and (c) below, compensation for services performed during a taxable year may be deferred at the Participant’s election only if the election to defer such compensation is made not later than the close of the preceding taxable year.
     (b) In the case of the first year in which a Participant becomes eligible to participate in the Plan, the Participant’s election with respect to amounts deferred pursuant to Sections 4.1 and 4.2 may be made with respect to services to be performed subsequent to the election within 30 days after the date the Participant becomes eligible to participate in the Plan. Except as provided in paragraph (c) below, when an election to defer is made in the first year of eligibility but after commencement of a performance period during which compensation is earned under an incentive plan, the deferral election shall apply only to that portion of such compensation earned under the incentive plan for such performance period equal to the total amount of the incentive compensation earned during such performance period multiplied by a fraction, the numerator of which is the number of days beginning on the day immediately after the day the election to defer becomes irrevocable and ending on the last day of the performance period, and the denominator of which is the total number of days in the performance period.
     (c) In the case of any performance-based compensation based on services performed over a period of at least 12 months as determined by the Plan Administrator in accordance with regulatory guidance under Code Section 409A, an election may be made no later than six months before the end of the period.
     (d) Each Participant shall specify on his or her Election Agreement with respect to each Plan Year (i) the percentage of Base Salary and/or the percentage of Bonus the Participant elects to defer for such Plan Year; and (ii) whether the Deferred Compensation and Nonelective Deferred Compensation for such Plan Year plus investment return credited to such amounts will be paid in a single lump sum, annual installments payable over three years, or annual installments payable over five years upon the Participant’s Separation from Service; subject to the further provisions of Article 6.
     (e) A Participant can change his or her Election Agreement and an eligible Employee who is not a Participant may become a Participant, as of any January 1 by completing, signing, and filing an Election Agreement with the Plan Administrator not later than the preceding December 31 (subject, however, to the provisions of paragraph (b) above in the case of a Participant who becomes newly eligible during the Plan Year). A Participant who does not complete a new Election Agreement for a Plan Year will be deemed to have elected not to have any Deferred Compensation for the Plan Year and will be deemed to have elected a single lump sum method of payment for any Nonelective Deferral Compensation for such Plan Year. In the event any amount is credited to the Account of Participant with respect to which no timely election concerning method of payment has been made, such amount shall be payable in the single lump sum method of payment.

     (f) All Election Agreements shall be in a form acceptable to the Plan Administrator and shall be completed, signed, and filed with the Plan Administrator as provided herein.
ARTICLE 5
ACCOUNTS
     5.1 Participant Accounts. The Plan Administrator shall establish a separate Account in the name of each Participant in respect of each Employer of such Participant for all amounts attributable to Deferred Compensation for each Plan Year for which the Participant has elected to defer compensation otherwise payable by such Employer and all Nonelective Deferred Compensation for each Plan Year. A Participant’s Account shall be maintained by the Plan Administrator in accordance with the terms of this Plan until all of the Deferred Compensation, Nonelective Deferred Compensation, and investment return to which a Participant is entitled has been distributed to a Participant or his or her beneficiary in accordance with the terms of the Plan. A Participant shall be fully vested in his or her Account at all times.
     5.2 Investment Return. Each Account shall be deemed to bear an investment return as if invested in the manner elected by the Participant from a list of investment funds from time to time determined by the Compensation Committee. The Compensation Committee may delegate to the Company’s Retirement Plan Investment Committee the duty and authority to determine the investment funds to be used for this purpose under the Plan, including the discretion to eliminate, add, or substitute investment funds from time to time. Deemed investment return under the Plan shall be determined from the date of crediting of an amount to the Participant’s Account (including deemed income thereon) through the date of complete distribution of the Account. A Participant shall be permitted to change his investment election under the Plan for any portion or all of his Account as of the first business day of any calendar quarter in accordance with such rules and procedures as the Company shall establish for this purpose. The Company shall have no obligation to actually invest funds pursuant to a Participant’s elections, and if the Company does invest funds, a Participant shall have no right to any invested assets other than as a general unsecured creditor of the Company. During any period in which a Participant has not made an election relating to the investment of some portion of his Account, such as in the case of an investment fund previously selected by the Participant ceasing to be available under the Plan, the Retirement Plan Investment Committee shall determine the investment fund or funds to be used in determining investment return for that portion of his Account.
     5.3 Valuation of Accounts. The value of an Account as of any Valuation Date shall equal the amounts previously credited to such Account less any payments debited to such Account plus the investment return deemed to be earned on such Account in accordance with Section 5.2 through the Valuation Date.
ARTICLE 6
DISTRIBUTIONS
     6.1 Separation from Service. Upon Separation from Service for any reason other than death, a Participant’s Account with respect to a Plan Year shall be distributed to the Participant in a single lump sum payment, annual installments payable over three years, or annual installments payable over five years, as elected by the Participant on his or her Election Agreement with respect to deferrals for the Plan Year. Payment will be made or begin on the business day coinciding with or next following the 60th day after the Participant’s Separation from Service; subject, however, to the provisions of Section 6.3. Remaining installment payments after the first annual payment shall be paid on March 31 of each subsequent year (subject, however, to the provisions of Section 6.3) and shall be calculated and recalculated annually by multiplying the balance credited to the Participant’s Account (including any increase or decrease resulting from investment return) as of the most recent Valuation Date preceding the payment by a fraction, the numerator of which is one and the denominator of which is the remaining number of payments to be made to the Participant.
     6.2 Death. If a Participant dies prior to Separation from Service or complete distribution of his or her Account, the amounts credited to his or her Account will be distributed in a single lump sum payment to the beneficiary named by the Participant on a beneficiary designation form filed with the Company. Payment of a death benefit will begin on the business day coinciding with or next following the 60th day after a Participant’s death. The Participant may change the beneficiary designation at any time by signing and filing a new beneficiary designation form with the Plan Administrator. If for any reason no beneficiary is designated or no beneficiary survives the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates a trust as beneficiary, the Plan Administrator shall determine the rights of the trustee without responsibility for determining the validity, existence or provisions of the trust. Further, neither the Plan Administrator nor the Company nor any Employer shall have responsibility for the application of sums paid to the trustee or for the discharge of the trust.
     6.3 Distribution Limitations. Notwithstanding any provision of the Plan to the contrary, compensation deferred under the Plan shall not be distributed earlier than
     (a) separation from service as determined by the Secretary of the Treasury (except as provided below with respect to a key employee of an Employer);
     (b) the date the Participant becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Code);
     (c) death of the Participant;
     (d) a specified time (or pursuant to a fixed schedule) specified under the Plan at the date of the deferral of such compensation;
     (e) to the extent provided by the Secretary of the Treasury, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company; or
     (f) the occurrence of an unforeseeable emergency as defined in Section 409A(a)(2)(B)(ii) of the Code.
In the case of any key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of an Employer, distributions may not be made before the date which is six months after the date of Separation from Service (or, if earlier, the date of death of the Participant), provided that in the case of any distribution which would be made on an earlier date but for this restriction, such distribution shall be made on the first day of the month following the date which is six months after the date of the key employee’s Separation from Service.
ARTICLE 7
ADMINISTRATION
     7.1 Plan Administrator. The Company shall have the sole responsibility for the administration of the Plan and is designated as Plan Administrator.
     7.2 Appointment of Administrative Committee. The Company may delegate its duties as Plan Administrator to an Administrative Committee. The members of the Administrative Committee shall be selected by the Board.
     7.3 Powers of Plan Administrator. The Plan Administrator shall have the full and exclusive power, discretion and authority to administer the Plan. The determinations and decisions of the Plan Administrator are final and binding on all persons. The Plan Administrator’s powers shall include but shall not be limited to, the power to:
     (a) Maintain records pertaining to the Plan.
     (b) Interpret the terms and provisions of the Plan, and to construe ambiguities and correct omissions.
     (c) Establish procedures by which Participants may apply for benefits under the Plan and appeal a denial of benefits.
     (d) Determine the rights under the Plan of any Participant applying for or receiving benefits.
     (e) Administer the claims procedure provided in this Article.
     (f) Perform all acts necessary to meet the reporting and disclosure obligations imposed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
     (g) Delegate specific responsibilities for the operation and administration of the Plan to such employees or agents as it deems advisable and necessary.
     In the exercise of its powers, the Plan Administrator shall be entitled to rely upon all tables, valuations, certificates and reports furnished by any accountant or consultant and upon opinions given by any legal counsel in each case duly selected by the Plan Administrator.
     7.4 Limitation of Liability. The Plan Administrator and the Company and all other Employers, and their respective officers and directors (including but not limited to the members of the Board), shall not be liable for any act or omission relating to their duties under the Plan, unless such act or omission is attributable to their own willful misconduct or lack of good faith.
     7.5 Claims Procedures.

     (a) All claims under the Plan shall be directed to the attention of the Plan Administrator. Any Participant or beneficiary whose application for benefits or other claim under the Plan has been denied, in whole or in part, shall be given written notice of the denial by the Plan Administrator within 60 days after the receipt of the claim. The notice shall explain that the Participant or beneficiary may request a review of the denial and the procedure for requesting review. The notice shall describe any additional information necessary to perfect the Participant’s or beneficiary’s claim and explain why such information is necessary. If a Participant or beneficiary does not receive a written response to a claim within 60 days after receipt of the claim by the Plan Administrator, the claim will be deemed to be denied.
     (b) A Participant or beneficiary may make a written request to the Plan Administrator for a review of any denial of claims under this Plan. The request for review must be in writing and must be made within 60 days after the mailing date of the notice of denial or the deemed denial. The request shall refer to the provisions of the Plan on which it is based and shall set forth the facts relied upon as justifying a reversal or modification of the determination being appealed.
     (c) A Participant or beneficiary who requests a review of denial of claims in accordance with this claims procedure may examine pertinent documents and submit pertinent issues and comments in writing. A Participant or beneficiary may have a duly authorized representative act on his or her behalf in exercising his or her right to request a review and any other rights granted by this claims procedure. The Plan Administrator shall provide a review of the decision denying the claim within 60 days after receiving the written request for review. If a Participant or beneficiary does not receive a written response to a request for a review within the foregoing time limit, such request will be deemed to be denied. A decision by the Plan Administrator for review shall be final and binding on all persons.
ARTICLE 8
MISCELLANEOUS
     8.1 Unfunded Plan.
     (a) The Plan shall be an unfunded plan maintained by the Company and the other Employers for the purpose of providing benefits for a select group of management or highly compensated employees. Neither the Company nor any other Employer shall be required to set aside, earmark or entrust any fund or money with which to pay their obligations under this Plan or to invest in any particular investment vehicle and may change investments of Company assets at any time.
     (b) The Company may establish a Trust to hold property that may be used to pay benefits under the Plan. The Trust shall be a domestic trust maintained in the United States. The Trust shall be intended to be a grantor trust, within the meaning of Section 671 of the Code, of which the Company is the grantor, and the Plan is to be construed in accordance with that intention. Notwithstanding any other provision of this Plan, the assets of the Trust will remain the property of the Company and will be subject to the claims of creditors in the event of bankruptcy or insolvency, as provided in the Trust Agreement. No Participant or person claiming through a Participant will have any priority claim on the assets of the Trust or any security interest or other right superior to the rights of a general creditor of the Company or the other Employers as provided in the Trust Agreement.
     (c) Subject to the following provisions of this paragraph (c), all benefits under this Plan shall be paid by the Participant’s Employer(s) from its general assets and/or the assets of the Trust, which assets shall, at all times, remain subject to the claims of creditors as provided in the Trust Agreement. No Employer, other than the Company as provided below, shall have any obligation to pay benefits hereunder in respect of any Participants who are not Employees or former Employees of such Employer. The obligation of each Employer hereunder in respect of any Participant shall be limited to the amounts payable to such Participant from the Account established for such Participant in respect of employment with that Employer, except that if an Employer shall fail to make or cause to be made any benefit payment hereunder when due, the Company shall promptly make such benefit payment from its general assets and/or the assets of the Trust.
     (d) Neither Participants, their beneficiaries nor their legal representatives shall have any right, other than the right of an unsecured general creditor, against the Company or any other Employer in respect of any portion of a Participant’s Account and shall have no right, title or interest, legal or equitable, in or to any asset of the Company or any other Employer or the Trust.
     8.2 Spendthrift Provision. The Plan shall not in any manner be liable for or subject to the debts or liabilities of any Participant or beneficiary. No benefit or interest under the Plan is subject to assignment, alienation, pledge, or encumbrance, whether voluntary or involuntary, and any purported or attempted assignment, alienation, pledge, or encumbrance of benefits shall be void and will not be recognized by the Company or any other Employer.
     8.3 Employment Rights. The existence of the Plan shall not grant a Participant any legal or equitable right to continue as an Employee nor affect the right of the Company or any other Employer to discharge a Participant.
     8.4 Withholding of Taxes. To the extent required by applicable law, the Company or another Employer will withhold from Compensation and/or Deferred Compensation and any payment hereunder all taxes required to be withheld for federal, state, or local government purposes.
     8.5 Amendment or Termination. Subject to the provisions of Section 8.4 and 9.12, the Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of its Board or of the Compensation Committee of its Board; provided that no prior notice to any Participant shall be required, and provided further, that no such action may deprive a Participant of his rights to receive a benefit pursuant to the Plan with respect to compensation deferred prior to such action.
     8.6 No Fiduciary Relationship Created. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be deemed to create a fiduciary relationship between the Company or any other Employer or the Plan Administrator and any Participant, beneficiary or any other person.

     8.7 Release. Any payment to any Participant or beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Company, the other Employers and any of their respective officers, directors, shareholders, employees or agents.
     8.8 No Warranty or Representation. Neither the Company nor any other Employer makes any warranty or representation regarding the effect of deferrals made or benefits paid under this Plan for any purpose.
     8.9 Construction. Words used in the masculine shall apply to the feminine where applicable; and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.
     8.10 Governing Law. To the extent that Ohio law is not preempted by ERISA, the provisions of the Plan shall be governed by the laws of the State of Ohio.
     8.11 Counterparts. This Plan may be signed in any one or more counterparts each of which together shall constitute one instrument.
     8.12 American Jobs Creation Act of 2004. The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and Treasury Regulations and published guidance issued pursuant thereto. Accordingly, the Plan shall be construed in a manner consistent with those provisions and may at any time be amended in the manner and to the extent determined necessary or desirable by the Company to reflect or otherwise facilitate compliance with such provisions with respect to amounts deferred on and after January 1, 2005, including as contemplated by Section 885(f) of the American Jobs Creation Act of 2004. Moreover, to the extent permitted in guidance issued by the Secretary of the Treasury and in accordance with procedures established by the Committee, a Participant may be permitted to terminate participation in the Plan or cancel an outstanding deferral election with regard to amounts deferred after December 31, 2004. Notwithstanding any provision of the Plan to the contrary, no otherwise permissible election or distribution shall be made or given effect under the Plan that would result in taxation of any amount under Section 409A of the Code.
     8.13 Effect of Restatement. The terms of the Plan are amended and restated as set forth in this document effective January 1, 2008, to govern all compensation deferred after December 31, 2004. Notwithstanding the foregoing, however, for the period prior to January 1, 2008, the Plan shall operate based upon Notice 2005-1, additional notices published by the Treasury Department and the Internal Revenue Service providing transition guidance, and a good faith, reasonable interpretation of Section 409A of the Internal Revenue Code and its purpose.
     IN WITNESS WHEREOF, Brush Engineered Materials, Inc. has executed this Plan this  29c day of July, 2008.

BRUSH ENGINEERED MATERIALS INC.
By:	/s/ Michael C. Hasychak
Vice President, Treasurer and Secretary